Exhibit 99.1

Press Release

July 19, 2010

LCNB CORP. REPORTS FINANCIAL RESULTS FOR

THE THREE AND SIX MONTHS ENDED JUNE 30, 2010

LCNB Corp. today announced net income available to common shareholders of $2,752,000 ($0.41 basic and diluted earnings per common share) and $4,964,000 ($0.74 basic and diluted earnings per common share) for the three and six months ended June 30, 2010, respectively.  This compares to $1,634,000 ($0.24 basic and diluted earnings per common share) and $3,095,000 ($0.46 basic and diluted earnings per common share) for the same three and six-month periods in 2009.  The increase in earnings resulted primarily from increases in net interest income and non-interest income and a decrease in non-interest expense.  In addition, preferred stock dividends and discount accretion reduced net income available to common shareholders for the three and six months ended June 30, 2009 by $206,000 and $308,000, respectively.  LCNB did not have these costs during 2010 because the preferred stock was redeemed from the U.S. Department of the Treasury in October 2009.  These positive factors were partially offset by an increase in the provision for loan losses.

LCNB’s loan portfolio continues to benefit from responsible underwriting and lending practices.  Current economic conditions, however, have contributed to an increase in loan delinquencies.  Net charge-offs for the first half of 2010 and 2009 totaled $567,000 and $174,000, respectively.  Non-accrual loans and loans past due 90 days or more and still accruing interest totaled $4,301,000 or 0.94% of total loans at June 30, 2010, compared to $3,864,000 or 0.84% of total loans at December 31, 2009.  Other real estate owned (which includes property acquired through foreclosure or deed-in-lieu of foreclosure and also includes property deemed to be in-substance foreclosed) and other repossessed assets totaled approximately $2,470,000 at June 30, 2010 and December 31, 2009.

Net interest income for the three and six months ended June 30, 2010 increased $283,000 and $835,000, respectively, over the comparative periods in 2009 primarily due to growth in interest-earning assets and a reduction in general market rates.  Non-interest income for the three and six-month periods in 2010 were $738,000 and $791,000 greater than the comparative periods in 2009 primarily due to death benefits received from bank owned life insurance.

Non-interest expense for the three and six months ended June 30, 2010 decreased $227,000 and $624,000, respectively, from the comparative periods in 2009.  The decrease for the three-month period is primarily due to the absence of an industry-wide FDIC special assessment of $325,000 that LCNB recognized during the second quarter 2009.  The decrease for the six-month period is due to the absence of the FDIC special assessment and the absence of a $722,000 one-time pension plan related charge recognized in the first quarter 2009.  These decreases were partially offset by increases in regular FDIC insurance expense, salaries and wages, occupancy expense, and other real estate owned charges.

The provision for loan losses for the three and six months ended June 30, 2010 increased $303,000 and $413,000, respectively over the comparative periods in 2009, reflecting increased loan delinquencies, increased net charge-offs, and deteriorating economic conditions.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio.  Affiliates of LCNB Corp. are LCNB National Bank, with 25 offices located in Warren, Butler, Montgomery, Clinton, Clermont, and Hamilton Counties, Ohio, and Dakin Insurance Agency, Inc.   Additional information about LCNB Corp. and information about products and services offered by LCNB National Bank and Dakin Insurance Agency can be found on the internet at www.lcnb.com and www.dakin-ins.com.

Certain matters disclosed herein may be deemed to be forward-looking statements that involve risks and uncertainties, including regulatory policy changes, interest rate fluctuations, loan demand, loan delinquencies and losses, and other risks.  Actual strategies and results in future time periods may differ materially from those currently expected.  Such forward-looking statements represent management’s judgment as of the current date.  LCNB disclaims any intent or obligation to update such forward-looking statements. LCNB intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.